EXHIBIT F

                                                  May 15, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Entergy Corporation, et al.
          File No. 70-9049

Ladies and Gentlemen:

          I am Associate General Counsel of Entergy Services, Inc. In my capacity as such, I am familiar with the transactions proposed by Entergy Corporation ("Entergy") as described in the Application-Declaration on Form U-1, as amended (the "Application"), filed with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act") in
the above-referenced File.   In the Application, Entergy has
proposed a modification to the condition in Rule 53(a)(1) under the Act so that Entergy may use the proceeds of securities to make investments subject to Rule 53 under the Act in amounts which, when added to Entergy's existing aggregate investment subject to Rule 53, would not exceed 100% of Entergy's consolidated retained earnings. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Application.

          In connection with this opinion, I have examined, among other things, the Application and such other documents, certificates and corporate records, and such other matters of law, as I have deemed necessary to form the basis of this opinion.

          The opinions expressed below are subject to the following assumptions and conditions:

           (a) The proposed transactions shall have been duly authorized and approved, to the extent required by Entergy's governing documents and applicable state law, by the Board of Directors of Entergy.

          (b)  The Commission shall have entered an
appropriate order or orders with respect to the Proposed
Transactions granting the Application and permitting it to become effective under the Act and the applicable rules and regulations thereunder.

          (c) The Proposed Transactions shall have been consummated in accordance with the Application and the order(s) of the Commission issued with respect thereto.

       (d)    All other laws to which the proposed
transactions are subject shall have been complied with.

          Subject to the foregoing, it is my opinion that:

          1. All state laws applicable to the transactions proposed in the Application will have been complied with.

          2. Entergy is a corporation duly organized and validly existing under the laws of the State of Delaware.

          3. The consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by Entergy or any associate company thereof.

          I am a member of the bar of the States of Louisiana and Texas and of the Commonwealth of Virginia and do not hold myself out as an expert on the laws of any other state.

          I hereby consent to the use of this opinion as an exhibit to the Application.

                             Very truly yours,

                             /s/ Laurence M. Hamric

                             Laurence M. Hamric